Exhibit 99.1

               PRESS RELEASE

Company Contact:	Investor Contact:
Michael Schradle	Jim Mathias
Chief Financial Officer	Sr. Account Manager
2050 Concourse Drive	Shelton Group Investor Relations

San Jose, CA 95131	(972) 239-5119 x 115
(408) 433-5200	jmathias@sheltongroup.com

Micro Linear Announces Second Quarter 2006 Financial Results

SAN JOSE, California, July 27, 2006           -- Micro Linear Corporation (NASDAQ: MLIN), a leading supplier of highly integrated digital wireless transceivers, today announced financial results for the second quarter and six months ended June 30, 2006.

Net revenue for the second quarter of 2006 was $6.6 million, up 26 percent from $5.2 million for the first quarter of 2006 and up 11 percent from $6.0 million for the second quarter of 2005.  Gross margin for the second quarter of 2006 was $3.4 million, an increase of 16 percent from $2.9 million for the first quarter of 2006 and a decrease of 7 percent from $3.6 million for the second quarter of 2005.  The percentage gross margin was 51 percent for the second quarter of 2006 as compared to 55 percent for the first quarter of 2006 and 61 percent for the second quarter of 2005.

The Company reported net income of $0.4 million for the second quarter of 2006, or $0.03 per share, compared to a net loss of $0.1 million, or ($0.01) per share, for the first quarter of 2006, and a net loss of $0.9 million, or ($0.07) per share, for the second quarter of 2005.  Net income for the second quarter of 2006 includes approximately $197,000 of stock option expenses related to SFAS 123R.

Net revenue for the six months ended June 30, 2006 was $11.9 million, an increase of 16 percent from $10.2 million for the first six months of 2005.  Gross margin for the first six months of 2006 totaled $6.3 million as compared to $5.8 million for the first six months of 2005.  The Company reported net income of $0.3 million, or $0.03 per share, for the first six months of 2006, compared to a net loss of $2.4 million, or ($0.19) per share, for the first six months of 2005.  Net income for the first half of 2006 includes approximately $271,000 of stock option expenses related to SFAS 123R.

Cash, cash equivalents and short-term investments totaled $12.2 million at June 30, 2006, compared to $11.5 million at March 31, 2006 and $11.1 million as of December 31, 2005.

“Our solid second quarter results were primarily driven by the growth of our digital cordless transceiver (DCT) business, which resulted in a profitable quarter for the Company,” stated Tim Richardson, President and Chief Executive Officer of Micro Linear Corporation.

Mr. Richardson continued, “Also notable during the quarter, we achieved a significant milestone with our next generation PHS transceiver, the ML1905, which is now being sampled by multiple potential customers. We are encouraged by their progress to date and continue to work closely with these companies.”

          Second Quarter 2006 and Six Months Ended Financial Results Web Cast/Conference Call:

          Micro Linear will host a Web cast and conference call with the financial community today, July 27, 2006 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  Investors and other interested parties may access the call by dialing (866) 550-6338 in the U.S. and (213) 785-2437 outside of the U.S. at least 10 minutes prior to the start of the call.   Additionally, a live audio Web cast will be available through Micro Linear’s Web site at www.microlinear.com.  A telephonic replay will be available from 5:00 p.m. Pacific Time (8:00 p.m. Eastern Time) until Thursday, August 10, 2006.  To access the replay, domestic callers may dial (888) 203-1112 and international callers may dial (719) 457-0820. Please enter pass code 9784468.

Forward Looking Statements:

Except for the historical information contained herein, the statements in this press release, including, but not limited to statements regarding our continued work with potential customers on their products that utilize the ML1905 are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  Such risks and uncertainties include, but are not limited to, the risks associated with the cyclical nature of the semiconductor industry; changes in the average selling prices of the Company’s products; the level of product orders; the ability of customers to cancel, delay or otherwise change orders without significant penalty; new product announcements or introductions by competitors; the market’s acceptance of the Company’s products; and other factors that may cause the Company’s business or operating results to fluctuate in the future.  Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2006.  Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

About Micro Linear:

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which enable a variety of wireless products serving a global market. These transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide. For more information, please visit www.microlinear.com

NOTE TO EDITORS: Micro Linear’s On-Line Press Kit is available at:
http://www.microlinear.com/prs/kit_fin_06_q2.asp

MICRO LINEAR CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(IN THOUSANDS)

	June 30 2006	DEC 31 2005

ASSETS
CURRENT ASSETS
CASH AND SHORT-TERM INVESTMENTS	$12,185	$11,137
ACCOUNTS RECEIVABLE, NET	3,365	2,638
INVENTORIES	1,632	1,927
OTHER CURRENT ASSETS	180	297

TOTAL CURRENT ASSETS	17,362	15,999
PROPERTY & EQUIPMENT, NET	277	410
OTHER ASSETS	17	17

TOTAL ASSETS	$17,656	$16,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
ACCOUNTS PAYABLE	$2,655	$1,269
ACCRUED LIABILITIES	1,511	2,280

TOTAL CURRENT LIABILITIES	4,166	3,549
STOCKHOLDERS’ EQUITY
COMMON STOCK	16	16
ADDITIONAL PAID-IN CAPITAL	63,560	63,281
ACCUMULATED OTHER COMPREHENSIVE LOSS	(4)	(4)
ACCUMULATED DEFICIT	(29,849)	(30,183)
TREASURY STOCK	(20,233)	(20,233)

TOTAL STOCKHOLDERS’ EQUITY	13,490	12,877

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,656	$16,426

MICRO LINEAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		SIX MONTHS ENDED

	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

NET REVENUE	$6,633	$5,964	$11,878	$10,210
COST OF GOODS SOLD	3,249	2,330	5,589	4,373

GROSS MARGIN	3,384	3,634	6,289	5,837
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	1,480	2,467	3,132	4,663
SELLING, GENERAL AND ADMINISTRATIVE	1,605	2,112	3,070	3,718

TOTAL OPERATING EXPENSES	3,085	4,579	6,202	8,381
INCOME (LOSS) FROM OPERATIONS	299	(945)	87	(2,544)
INTEREST AND OTHER INCOME	135	103	255	196
INTEREST AND OTHER EXPENSE	(1)	(2)	(2)	(7)

INCOME(LOSS)BEFORE INCOME TAXES	433	(844)	340	(2,355)
PROVISION FOR INCOME TAXES	4	6	6	7

NET INCOME (LOSS)	429	(850)	334	(2,362)

NET INCOME (LOSS) PER SHARE:
BASIC	$0.03	$(0.07)	$0.03	$(0.19)
DILUTED	$0.03	$(0.07)	$0.03	$(0.19)
WEIGHTED AVERAGE SHARES:
BASIC	12,990	12,589	12,990	12,524
DILUTED	13,433	12,589	13,080	12,524

SOURCE: Micro Linear Corporation